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                                                                    EXHIBIT 99.1

NEWS                                                                  (AIG LOGO)

Contact: Charlene Hamrah (Investment Community)
         212/770-7074

         Joe Norton (News Media)
         212/770-3144



             AIG ELECTS FRED H. LANGHAMMER AND ROBERT B. WILLUMSTAD

                              TO BOARD OF DIRECTORS


NEW YORK, January 18, 2006 - The Board of Directors of American International Group, Inc. (AIG) has elected Fred H. Langhammer and Robert B. Willumstad Directors.

         Mr. Langhammer, 62, served as Chief Executive Officer of The Estee Lauder Companies Inc. from 1999 to 2004, and was President and Chief Operating Officer of the company from 1995 to 1999. Currently, Mr. Langhammer is Chairman, Global Affairs of Estee Lauder. He joined the company in 1975 as President of Estee Lauder Japan, and in 1982 he became Managing Director of Estee Lauder Germany. Prior to joining Estee Lauder, Mr. Langhammer was General Manager of Dodwell Japan's import division, a subsidiary of Inchape, a major British trading company and one of the first Western consumer products companies to enter Japan. Mr. Langhammer serves on the Boards of The Walt Disney Company and Shinsei Bank. He also served on the Board of The Gillette Company from 2003 to 2005, is a Senior Fellow of the Foreign Policy Association, and is Co-Chairman of the American Institute for Contemporary German Studies, The Johns Hopkins University.

         Mr. Willumstad, 60, recently retired as President and Chief Operating Officer of Citigroup Inc. He was a member of the Citigroup Management and Business Heads Committee and of the Citigroup Board of Directors. Earlier Mr. Willumstad served as Chairman and Chief Executive Officer of the Global Consumer Group at Citigroup, with responsibility for all of Citigroup's global consumer businesses, including credit cards, consumer finance and retail banking. Mr. Willumstad previously was Vice Chairman of the Global Consumer Group and led Citigroup's Global Consumer Lending shortly after the merger of Citicorp and Travelers Group in 1998. Prior to the formation of Citigroup, he was Chairman and Chief Executive Officer of Travelers Group Consumer Financial Services. He joined CitiFinancial (then Commercial Credit, a predecessor company) in 1987. Mr. Willumstad earlier spent 20 years with Chemical Bank with positions in operations, retail banking and computer systems. He is a member of the Board of Directors of Mastercard International and S.C. Johnson & Son, Inc. He also serves on the Board of Habitat for Humanity, and is a Trustee for the American Scandinavian Foundation and a member of the Board of Adelphi University.


                                    - more -


                       AMERICAN INTERNATIONAL GROUP, INC.
                       70 Pine Street, New York, NY 10270

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AIG ELECTS FRED H. LANGHAMMER AND ROBERT B. WILLUMSTAD TO BOARD OF DIRECTORS
January 18, 2006
Page two


         Commenting on the new Directors' election, Martin J. Sullivan, AIG President and Chief Executive Officer, said, "These two appointments will deepen the AIG Board's expertise in global business. Fred Langhammer brings outstanding experience as the former CEO of a global company, having also been deeply involved with building Estee Lauder's business in Japan, one of AIG's most important markets. Bob Willumstad is one of the most experienced and respected executives worldwide in financial services, with a special expertise in consumer financial services. His many years in senior positions at Citigroup and earlier at Chemical Bank give him a perspective that will be particularly valuable as AIG seeks to expand in markets around the world. I look forward to working closely with both Fred and Bob in the future."

         Frank G. Zarb, Chairman of AIG's Board of Directors, commented, "We are delighted that Fred Langhammer and Bob Willumstad are joining the AIG Board. They are both experienced business leaders with strong backgrounds in key AIG global markets. I am confident Fred and Bob will make significant contributions to the Board's deliberations on a wide variety of matters."

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         American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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